EXHIBIT 99.1
For immediate release
Company contact: Robert W. Howard, Executive Vice President, Finance and Investor Relations or William M. Crawford, Investor Relations, 303-293-9100
Pricing of Secondary Stock Offering
Set for Bill Barrett Corporation
DENVER, COLORADO — (PR Newswire) — August 18, 2005 — Bill Barrett Corporation (NYSE: BBG) today announced that affiliates of each of The Goldman Sachs Group, Inc. and J.P. Morgan Chase & Co. priced a secondary offering of 5.5 million shares of common stock at $30.25 per share. The total number of shares was increased by 500,000 shares over the number included in the initial registration statement filing for this offering. An additional 825,000 shares may be sold if the underwriters exercise their option to purchase additional shares in the next 30 days. The total number of shares of common stock outstanding will not change as a result of this offering.
Affiliates of each of The Goldman Sachs Group, Inc. and J.P. Morgan Chase & Co. are the selling stockholders in the offering. The selling stockholders will receive all the proceeds from the sale of shares; neither Bill Barrett Corporation nor its management will receive any of the proceeds from the sale. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are serving as joint book-running managers of the offering. Lehman Brothers Inc., Citigroup Global Markets, Inc., Credit Suisse First Boston LLC, Petrie Parkman & Co., Inc., First Albany Capital Inc., Howard Weil Incorporated, and Simmons & Company International are co-managers.

Copies of the prospectus relating to the secondary offering may be obtained from Goldman Sachs & Co., 85 Broad Street, New York, NY 10004, and (212) 902-1171.

A registration statement relating to shares of common stock of Bill Barrett Corporation has been declared effective by the Securities and Exchange Commission. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements and Cautionary Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, completion of the offering, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC).
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